EXHIBIT 5.2

GARY CURTIS CANNON
ATTORNEY AT LAW
11497 Tree Hollow Lane
San Diego, CA 92128-5287

Telephone (858) 391-9083  Facsimile (858) 391-9084
email: gcannon@GaryCurtisCannonAttorney.com

VIA ELECTRONIC TRANSMISSION

June 10, 2009

Securities and Exchange Commission
100 F Street N.E.
Washington. DC 20549

Re: CryoPort, Inc.

Ladies and Gentlemen:

I refer to the Registration Statement Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), filed by CryoPort, Inc., a Nevada corporation (the “Company”), with the Securities and Exchange on June 10, 2009.

I have examined the originals, photocopies, certified copies and or evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as I have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on my examination mentioned above, I am of the opinion that the securities being registered to be sold pursuant to the Registration Statement are duly authorized and will be, when sold in the manner described in the Registration Statement, legally and validly issued, and fully paid and nonassessable.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Sincerely,

/s/ Gary C Cannon

Gary Curtis Cannon, Attorney at Law